As filed with the Securities and Exchange Commission on June 30, 2025

Registration No. 333-210521

Registration No. 333-218544

Registration No. 333-223664

Registration No. 333-230155

Registration No. 333-237181

Registration No. 333-252691

Registration No. 333-252692

Registration No. 333-256853

Registration No. 333-268969

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-210521

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-218544

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-223664

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-230155

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-237181

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-252691

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-252692

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-256853

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-268969

UNDER

THE SECURITIES ACT OF 1933

KINETA, INC.

(By Kineta, LLC, as successor by merger to Kineta, Inc.)

(Exact name of registrant as specified in its charter)

Delaware	20-8436652
(State or other jurisdiction of incorporation or organization)	(IRS employer identification number)

c/o TuHURA Biosciences, Inc.

10500 University Center Dr., Suite 110

Tampa, Florida 33612

(813) 875-6600

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive officers)

Proteostasis Therapeutics, Inc. 2008 Equity Incentive Plan

Proteostasis Therapeutics, Inc. 2016 Stock Option and Incentive Plan

Proteostasis Therapeutics, Inc. 2016 Employee Stock Purchase Plan

Yumanity Therapeutics, Inc. Amended and Restated 2018 Stock Option and Grant Plan

Yumanity Therapeutics, Inc. 2021 Inducement Plan

Inducement Non-Qualified Stock Option Agreement

Kineta, Inc. Amended and Restated 2008 Stock Plan

Kineta, Inc. 2010 Equity Incentive Plan, as amended

Kineta, Inc. 2020 Equity Incentive Plan

Kineta, Inc. 2022 Equity Incentive Plan

(Full title of the Plans)

James A. Bianco, M.D.

President

c/o TuHURA Biosciences, Inc.

10500 University Center Dr., Suite 110

Tampa, Florida 33612

(813) 875-6600

(Name, Address and Telephone Number, including Area Code, of Agent for Service)

Copies to:

Curt P. Creely, Esq. Garrett F. Bishop, Esq. Foley & Lardner LLP 100 North Tampa Street, Suite 2700 Tampa, Florida 33612 (813) 225-4122

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”) are being filed by Kineta, LLC (as successor by merger to Kineta, Inc., a Delaware corporation (the “Registrant”)), to deregister all shares of the Registrant’s common stock, $0.001 par value per share (the “Common Stock”), remaining unissued under the following Registration Statements on Form S-8 (each, a “Registration Statement”, and collectively, the “Registration Statements”) filed by the Registrant with the U.S. Securities and Exchange Commission (the “SEC”):

•

Registration Statement No. 333-210521, filed with the SEC by the Registrant on March 31, 2016, pertaining to the registration of (i) 1,433,007 shares of Common Stock issuable upon the exercise of outstanding options under the Proteostasis Therapeutics, Inc. 2008 Equity Incentive Plan, as amended (the “2008 Plan”); (ii) 333,946 shares of Common Stock issuable upon the exercise of outstanding options under the Proteostasis Therapeutics, Inc. 2016 Stock Option and Incentive Plan (the “2016 Plan”); (iii) 1,247,893 shares of Common Stock reserved for future issuance under the 2016 Plan; and (iv) 138,757 shares of Common Stock reserved for future issuance under the Proteostasis Therapeutics, Inc. 2016 Employee Stock Purchase Plan (the “ESPP”);

•

Registration Statement No. 333-218544, filed with the SEC by the Registrant on June 7, 2017, pertaining to the registration of (i) 750,022 shares of Common Stock available for issuance under the 2016 Plan and (ii) 138,757 shares of Common Stock available for issuance under the ESPP;

•

Registration Statement No. 333-223664, filed with the SEC by the Registrant on March 15, 2018, pertaining to the registration of (i) 1,032,482 shares of Common Stock available for issuance under the 2016 Plan and (ii) 138,757 shares of Common Stock available for issuance under the ESPP;

•

Registration Statement No. 333-230155, filed with the SEC by the Registrant on March 8, 2019, pertaining to the registration of (i) 1,524,252 shares of Common Stock available for issuance under the 2016 Plan and (ii) 138,757 shares of Common Stock available for issuance under the ESPP;

•

Registration Statement No. 333-237181, filed with the SEC by the Registrant on March 13, 2020, pertaining to the registration of (i) 1,563,498 shares of Common Stock available for issuance under the 2016 Plan and (ii) 138,757 shares of Common Stock available for issuance under the ESPP;

•

Registration Statement No. 333-252691, filed with the SEC by the Registrant on February 3, 2021, pertaining to the registration of (i) 303,495 shares of Common Stock available for issuance under the 2016 Plan and (ii) 6,937 shares of Common Stock available for issuance under the ESPP;

•

Registration Statement No. 333-252692, filed with the SEC by the Registrant on February 3, 2021, pertaining to the registration of (i) 751,202 shares of Common Stock issuable upon the exercise of outstanding options under the Yumanity Therapeutics, Inc. Amended and Restated 2018 Stock Option and Grant Plan (the “2018 Yumanity Plan”) and (ii) 776,008 shares of Common Stock issuable but unallocated under the 2018 Yumanity Plan;

•

Registration Statement No. 333-256853, filed with the SEC by the Registrant on June 7, 2021, pertaining to the registration of (i) 400,000 shares of Common Stock available for future issuance under the Yumanity Therapeutics, Inc. 2021 Inducement Plan (the “Inducement Plan”) and (ii) 104,000 shares of Common Stock available for future issuance upon the exercise of an inducement stock option award granted on April 13, 2021 outside of the Registrant’s employee equity compensation plan to Ajay Verma, M.D., Ph.D. as a material inducement to the employment of Dr. Verma; and

•

Registration Statement No. 333-268969, filed with the SEC by the Registrant on December 23, 2022, pertaining to the registration of (i) 908,205 shares of Common Stock, issuable with respect to Kineta Operating, Inc. (formerly known as Kineta, Inc.) (“Private Kineta”) options and Private Kineta restricted stock units assumed by the Registrant pursuant to that certain Agreement and Plan of Merger, dated June 5, 2022, by and among the Registrant, Private Kineta and Yacht Merger Sub, Inc., a wholly-owned subsidiary of the Registrant (“Merger Sub”), whereby Merger Sub merged with and into Private Kineta, with Private Kineta surviving such merger as a wholly-owned subsidiary of the Registrant and (ii) 2,315,860 shares of Common Stock reserved and available for future issuance under the Kineta, Inc. 2022 Equity Incentive Plan.

On June 30, 2025, the Registrant completed its previously announced mergers with TuHURA Biosciences, Inc. (“TuHURA”), Hura Merger Sub I, Inc., a Delaware corporation and direct wholly owned subsidiary of TuHURA (“Merger Sub I”), and Hura Merger Sub II, LLC, a Delaware limited liability company and direct wholly owned subsidiary of TuHURA (“Merger Sub II”), pursuant to the terms of that certain Agreement and Plan of Merger, dated as of December 11, 2024, by and among the Registrant, TuHURA, Merger Sub I, Merger Sub II and Craig Philips, solely in his capacity as the representative, agent and attorney-in-fact of the stockholders of the Registrant, and as amended by that certain First Amendment to Agreement and Plan of Merger, dated May 5, 2025 (as amended, the “Merger Agreement”). Pursuant to the Merger Agreement, (i) Merger Sub I merged with and into the Registrant (the “First Merger”), with the Registrant surviving the First Merger as a wholly-owned subsidiary of TuHURA (the “Surviving Corporation”), and (ii) the Surviving Corporation merged with and into Merger Sub II (the “Second Merger” and, together with the First Merger, the “Mergers”), with Merger Sub II surviving the Second Merger as a wholly-owned subsidiary of TuHURA under the name “Kineta, LLC”.

As a result of the Mergers, the offerings contemplated by the Registration Statements have been terminated as of the effective time of the Mergers on June 30, 2025. In accordance with the undertakings made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any securities registered but unsold at the termination of such offerings, the Registrant hereby removes from registration all securities registered but unsold under the Registration Statements as of the effective time of the Mergers on June 30, 2025. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements described above to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, State of Florida, on June 30, 2025.

KINETA, LLC (as successor by merger to Kineta, Inc.)

By:	/s/ James A. Bianco, M.D.
James A. Bianco, M.D.
President

Pursuant to the Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign these Post-Effective Amendments.